Exhibit 99.1

Netcapital Funding Portal Revenues Increase by More Than 100%

Total Revenues Increase by 13%

Internal Testing of Secondary Transfer Feature Begins

BOSTON, MA – September 14, 2023 – Netcapital Inc. (Nasdaq: NCPL, NCPLW) (the “Company”), a digital private capital markets ecosystem, today announced financial results for the first quarter of fiscal year 2024 ended July 31, 2023.

“We are delighted to announce a very strong quarter for our funding portal, delivering a more than doubling of revenue,” said Martin Kay, CEO of Netcapital Inc. “In addition, we maintained our strategic focus on the build-out of the software required to enable issuers and investors on the Netcapital platform the ability to access a registered alternative trading system (ATS) in order to engage in secondary trading of securities. We commenced internal testing of the secondary trading platform features this week, and we are excited about the potential for this liquidity model to support the continued growth of both our investor and issuer communities.”

First Quarter Fiscal 2024 Financial Highlights

●        Revenue growth of 13% year-over-year to $1.5 million, compared to revenue of $1.3 million in the first quarter of fiscal year 2023.

●        Year-over-year increase of 110% in revenue from our funding portal services, which increased by $197,356 to $375,856 in the three months ended July 31, 2023, compared to $178,500 in the three months ended July 31, 2022.

●        Net loss of approximately $492,000 in the three months ended July 31, 2023, compared to net income of approximately $65,000 in the three months ended July 31, 2022.

●        Diluted loss per share of $0.07 in the three months ended July 31, 2023, compared to diluted earnings per share of $0.02 in the three months ended July 31, 2022.

●        First quarter net loss was driven primarily by higher marketing spend and increased payroll expenses that included $483,351 in stock-based compensation in the three months ended July 31, 2023, as compared to $32,953 in the three months ended July 31, 2002.

For additional disclosure regarding Netcapital’s operating results, please refer to the Quarterly Report on Form 10-Q for the period ended July 31, 2023, which has been filed with the Securities and Exchange Commission.

Conference Call Information

The Company will host an investor conference call at 10:00 a.m. ET on Friday, September 15, 2023.

Participant access: 844-985-2012 or 973-528-0138

Conference entry code: 580133

For those unable to participate in the live call, a replay will be made available in the Investors section of the Company’s website.

About Netcapital Inc.

Netcapital Inc. is a fintech company with a scalable technology platform that allows private companies to raise capital online and provides private equity investment opportunities to investors. The Company's consulting group, Netcapital Advisors, provides marketing and strategic advice and takes equity positions in select companies. The Company’s funding portal, Netcapital Funding Portal, Inc. is registered with the U.S. Securities & Exchange Commission (SEC) and is a member of the Financial Industry Regulatory Authority (FINRA), a registered national securities association.

The information contained herein includes forward-looking statements. These statements relate to future events or to our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

Investor Contact

800-460-0815

ir@netcapital.com

Netcapital Inc.
Balance Sheets

	July 31, 2023 (Unaudited)	April 30, 2023 (Audited)
Assets:		
Cash and cash equivalents	$ 1,030,618	$ 569,441
Accounts receivable net	1,355,000	1,388,500
Prepaid expenses	444,837	583,030
Total current assets	2,830,455	2,540,971
Deposits	6,300	6,300
Notes receivable - related parties	202,000	202,000
Purchased technology, net	15,846,966	15,875,297
Investment in affiliate	240,080	240,080
Equity securities at fair value	24,308,633	22,955,445
Total assets	$ 43,434,434	$ 41,820,093
Liabilities and Stockholders' Equity		
Current liabilities:		
Accounts payable		
Trade	$ 586,981	$ 578,331
Related party	75,204	75,204
Accrued expenses	242,955	285,065
Stock subscription payable	10,000	10,000
Deferred revenue	600	661
Interest payable	86,185	98,256
Current taxes payable	-	174,000
Deferred tax liability, net	1,532,000	1,657,000
Related party debt	15,000	15,000
Secured note payable	-	350,000
Current portion of SBA loans	1,885,800	1,885,800
Loan payable - bank	34,324	34,324
Total current liabilities	4,469,049	5,163,641
Long-term liabilities:		
Long-term SBA loans, less current portion	500,000	500,000
Total Liabilities	4,969,049	5,663,641
Commitments and contingencies	-	-
Stockholders' equity:		
Common stock, $.001 par value; 900,000,000 shares authorized, 9,434,132 and 6,440,777 shares issued and outstanding	9,434	6,441
Shares to be issued	183,187	183,187
Capital in excess of par value	33,298,539	30,500,944
Retained earnings	4,974,225	5,465,880
Total stockholders' equity	38,465,385	36,156,452
Total liabilities and stockholders' equity	$ 43,434,434	$ 41,820,093

Netcapital Inc.
Income Statements
(Unaudited)

	Three Months Ended July 31, 2023	Three Months Ended July 31, 2022
Revenues	$ 1,519,809	$ 1,340,573
Costs of services	18,053	21,063
Gross profit	1,501,756	1,319,510
Costs and expenses:		
Consulting expense	163,942	125,611
Marketing	241,888	7,780
Rent	19,610	17,212
Payroll and payroll related expenses	1,037,042	769,940
General and administrative costs	788,294	392,297
Total costs and expenses	2,250,776	1,312,840
Operating income (loss)	(749,020)	6,670
Other income (expense):		
Interest expense	(13,304)	(36,312)
Debt forgiveness	-	224,260
Amortization of intangible assets	(28,331)	(21,081)
Realized loss on sale of investment	-	(406,060)
Total other income (expense)	(41,635)	(239,193)
Net loss before taxes	(790,655)	(232,523)
Income tax expense	(299,000)	(297,000)
Net income (loss)	$ (491,655)	$ 64,477
Basic earnings (loss) per share	$ (0.07)	$ 0.02
Diluted earnings (loss) per share	$ (0.07)	$ 0.02
Weighted average number of common shares outstanding:		
Basic	7,471,207	3,168,547
Diluted	7,471,457	3,171,397